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                                                                    EXHIBIT 99.4

FOR IMMEDIATE RELEASE                                 CONTACT:  Marina Ein
                                                           (202) 223-2922


     DART GROUP ANNOUNCES BUYBACK OF SHARES FROM RONALD S. HAFT, CONVERSION OF NON-VOTING COMMON STOCK TO VOTING COMMON STOCK, APPOINTMENT OF RICHARD B. STONE AS CHAIRMAN AND ADOPTION OF SHAREHOLDER RIGHTS PLAN


         Landover, Maryland, February 17, 1998...Dart Group Corporation (NASDAQ:
DARTA) announced today that it has taken a number of actions which, among other things, bring to an end the involvement of the Haft family in the ownership and management of the Company. The Company bought back from Ronald S. Haft all shares of the Company that were previously owned by Mr. Haft. The 407,818 class A non-voting shares and 222,294 class B voting shares acquired by the Company had been subject to the terms of a voting trust agreement between Dart and Mr. Haft, the voting trustee of which was Richard B. Stone. Simultaneously with the closing of the purchase of such shares, the voting trust agreement was terminated.

         In connection with the buyback of shares from Mr. Haft, Dart amended its certificate of incorporation to abolish the dual class common stock structure that previously existed. All shares of class A non-voting stock and shares of class B voting stock were converted into a single class of voting common stock on a one-for-one basis. All of the common stock of the Company will now have one vote per share. Previously, the Haft family and its affiliates held all of the voting stock of Dart and public stockholders held only non-voting class A shares.

         The Company purchased the stock by tendering notes representing indebtedness owed to the Company by Mr. Haft in an aggregate amount of $77,642,235 and paying approximately $800,000 in cash. Such indebtedness had been incurred by Mr. Haft to acquire the shares held in the voting trust.

         Richard B. Stone, who had been serving as acting chief executive officer of the Company and its subsidiaries, has become the chairman of the board and chief executive officer of Dart Group and Crown Books Corporation (NASDAQ: CRWN) and is expected to become chairman of the board of Trak Auto Corporation (NASDAQ: TRKA). Mr. Stone is also serving as Chief Executive Officer of Trak Auto Corporation. In addition, the Company announced that Ronald Rice, formerly the Assistant Vice President - Finance of Dart Group, has been promoted to Vice President Finance of Dart Group and that Robert Fishbein has been promoted to Assistant Vice President Finance of Dart Group.

         The Company also announced that, in addition to abolishing its dual class common stock structure, it had amended its certificate of incorporation and bylaws in certain other respects, including to require that stockholder action be taken only at annual meetings of stockholders and special meetings of stockholders called by the Chairman of the Board or the President of Dart and to require timely prior notice for director nominations or other business that a stockholder wishes to properly bring before a meeting of stockholders.



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         Immediately after the effectiveness of the amendment to its certificate of incorporation, the Company's board of directors declared a dividend distribution of one preferred stock purchase right on each outstanding share of its common stock. The rights will not become exercisable, and will continue to trade with the common stock, unless a person or group acquires 15 percent or more of Dart's common stock or announces a tender offer, the consummation of which would result in ownership by a person or group of 15 percent or more of Dart's common stock. Shareholders who own more than 15 percent of Dart's common stock as of February 17, 1998 will not trigger exercisability of the rights unless any such shareholder acquires more common stock after such date. Each right will entitle a stockholder to buy one one-thousandth of a share of a newly created Series A Junior Participating Preferred Stock of the Company at an exercise price of $400 per one one-thousandth of a share.

         If a person or group acquires 15 percent or more of Dart's outstanding common stock, each right will entitle its holder (other than the acquiring person or group) to purchase, at the right's then-current exercise price, a number of shares of Dart's common stock having a market value of twice that price. In addition, if Dart is acquired in a merger or other business combination transaction after a person has acquired 15 percent or more of Dart's outstanding common stock, each right will entitle its holder to purchase, at the right's then-current exercise price, a number of the acquiring Company's common shares having a market value of twice that price.

         Following the acquisition by a person or group of 15 percent or more of Dart's common stock and prior to an acquisition of 50 percent or more of the common stock, the Board of Directors may exchange the rights (other than rights owned by such person or group), in whole or in part, for consideration per right consisting of one-half of the common stock that would be issuable upon exercise of one right. Alternatively, the rights may be redeemed for 1/10th of a cent per right, at the option of the Board of Directors, prior to the acquisition by a person or group of beneficial ownership of 15 percent or more of Dart's common stock.

         The non-taxable dividend distribution will be made on March 3, 1998, payable to stockholders of record on that date. The rights will expire on February 16, 2001.

         "The Board believes that the stock purchase rights plan represents a sound and reasonable means of safeguarding the interests of stockholders," said Senator Stone, in explaining the rights' issuance.

         In unrelated news, in response to various press reports, the Company confirmed that it had received an indication of interest to acquire its subsidiary, Shoppers Food Warehouse, from a group that included Appian Advisors, LLC, Leucadia International and Hamilton Morgan. Senator Stone said that the Dart board would consider such indication of interest in due course. However, it is the Company's policy not to comment on press reports, market rumors or the status of negotiations related to extraordinary transactions. Therefore, the Company does not intend to make any future announcements with respect to press reports, market rumors or negotiations concerning extraordinary transactions involving the Company.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release that are not historical facts are forward looking statements. Actual results may differ materially from those projected in the forward looking statements, which statements involve risks and uncertainties. Investors are directed to the other risks discussed in documents filed by Dart Group Corporation with the Securities and Exchange Commission.



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